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                                                                      Exhibit 12

                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

                                                                                                   THREE MONTHS ENDED
                                                        YEARS ENDED JULY 31,                           OCTOBER 31,
                                     ----------------------------------------------------------------------------------
                                                                                        2003                    2003
                                       1999        2000         2001        2002      RESTATED      2002      RESTATED
                                     ---------   ---------    ---------   ---------   ---------   ---------   ---------
EARNINGS
  Income before cumulative effect
    of change in accounting
    principle                        $  61,271   $  60,507    $  34,206   $  12,878   $  12,392   $     329   $     533
  Income tax provision                  29,745      35,536       20,091       6,343       2,635         155         297
                                     ---------   ---------    ---------   ---------   ---------   ---------   ---------
    Earnings                            91,016      96,043       54,297      19,221      15,027         484         830
                                     ---------   ---------    ---------   ---------   ---------   ---------   ---------

FIXED CHARGES
  Interest expense                       1,772      21,169       22,195      16,255      27,985       5,504       9,876
  Portion of rental expense
    representative of interest
    factor                                 705       1,113        2,082       3,030       3,034         657         808
                                     ---------   ---------    ---------   ---------   ---------   ---------   ---------
    Fixed charges                        2,477      22,282       24,277      19,285      31,019       6,161      10,684
                                     ---------   ---------    ---------   ---------   ---------   ---------   ---------

CAPITALIZED INTEREST                        --        (580)          --          --          --          --          --
                                     ---------   ---------    ---------   ---------   ---------   ---------   ---------

EARNINGS BEFORE INCOME TAX
  PROVISION AND FIXED CHARGES        $  93,493   $ 117,745    $  78,574   $  38,506   $  46,046   $   6,645   $  11,514
                                     =========   =========    =========   =========   =========   =========   =========

RATIO OF EARNINGS TO FIXED CHARGES       37.7x        5.3x         3.2x        2.0x        1.5x        1.1x        1.1x
                                     =========   =========    =========   =========   =========   =========   =========